Exhibit 4.2
SUBSCRIPTION AGENT AGREEMENT
August 31, 2007
American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10038
Ladies and Gentlemen:
In connection with your appointment as Subscription Agent in the transaction described herein, Exide Technologies (the “Company”), hereby confirms its arrangements with you as follows:
1.	Rights Offering — The Company is distributing, at no charge, to the record holders of shares of its common stock, par value $0.01 per share (“Common Stock”), as of 5:00 p.m., New York City time, on August 30, 2007 (the “Record Date”), non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock (the “Rights Offering”). Each record holder is entitled to receive one Right for each share of Common Stock held by such record holder at the Record Date. Each Right entitles the holder thereof to subscribe for 0.22851 shares of Common Stock (the “Basic Subscription Privilege”) at a subscription price of $6.55 per full share of Common Stock (the “Subscription Price”). Each holder of Rights who exercises in full its Basic Subscription Privilege will be entitled, subject to certain limitations and subject to allotment, to subscribe for additional shares of Common Stock up to 50% of such holder’s pro rata share of the Unsubscribed Shares (as defined below) at the Subscription Price pursuant to the Basic Subscription Privilege (the “Over-Subscription Privilege”). To the extent that sufficient Unsubscribed Shares are not available to honor all Over-Subscription Privilege requests, the Unsubscribed Shares will be allocated as described in the Prospectus (as defined herein). Except as set forth below, Rights shall cease to be exercisable at 5:00 p.m., New York City time, on September 28, 2007, unless the Company extends the period for exercising Rights for a period not to exceed 15 days (as it may be extended, the “Expiration Time”). The Company shall notify you orally and confirms in writing an extension of the Expiration Time. Rights are evidenced by non-transferable rights certificates in registered form (“Rights Certificates”). The Rights Offering will be conducted in the manner and upon the terms and conditions set forth in the Company’s final Prospectus Supplement, dated as of August 31, 2007 (the “Prospectus”), which is incorporated herein by reference and made a part hereof as if set forth in full herein.

2.	Appointment of Subscription Agent — You are hereby appointed as Subscription Agent to effect the Rights Offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.	Delivery of Documents — Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:
(a)	a copy of the Prospectus, attached hereto as Annex A;

(b)	the form of Rights Certificate (with instructions), attached hereto as Annex B;

(c)	Form of Instructions for Use of Exide Subscription Rights, attached hereto as Annex C;

(d)	Form of Notice of Guaranteed Delivery, attached hereto as Annex D;

(e)	Form of Letter to Shareholders that are Record Holders, attached hereto as Annex E;

(f)	Form of Letter to Shareholders who are Beneficial Holders, attached hereto as Annex F;

(g)	Form of Letter to Clients of Shareholders who are Beneficial Holders, attached hereto as Annex G;

(h)	Form of Nominee Holder Certification Form, attached hereto as Annex H;

(i)	Form of Beneficial Owner Election Form, attached hereto as Annex I; and

(j)	Substitute Form W-9 for use with the Rights Offering, attached hereto as Annex J (clauses (c) through (j), the “Subscription Documents”).
As soon as is reasonably practical, you shall mail or cause to be mailed by registered or certified mail to each holder of Common Stock whose address of record is within the United States at the Record Date: (i) a Prospectus, (ii) a Rights Certificate evidencing the Rights to which such holder is entitled, (iii) the Subscription Documents and (iv) a return envelope addressed to you. Prior to your mailing of the documents, the Company will provide you with blank Rights Certificates which you will prepare and issue in the names of holders of Common Stock of record at the close of business on the Record Date and for the number of Rights to which they are entitled. The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Rights Certificates.

You shall refrain from mailing the Prospectus, Rights Certificates and Subscription Documents to any record holder of Common Stock on the Record Date whose address of record is outside the United States or is an A.P.O. or F.P.O. address, and shall hold such Rights Certificates for the account of such stockholder subject to such stockholder making arrangements with the Subscription Agent satisfactory to you and to the Company for the exercise thereby, and following the instructions of the stockholder for the exercise of such Rights if such instructions are confirmed by counsel to the Company and are received at or before 11:00 a.m., New York City time, on September 25, 2007.
4.	Subscription Procedure
(a)	Upon your receipt prior to the Expiration Time (by mail or delivery), as Subscription Agent, of (i) any Rights Certificate completed and endorsed for exercise, as provided on the reverse side of the Rights Certificate (except as provided in below), (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft, money order payable at par (without deduction for bank service charges or otherwise) or wire transfer of immediately available funds to the order of American Stock Transfer & Trust Company, you shall as soon as practicable after the Expiration Time, mail to the subscriber’s registered address on the books of the Company certificates representing the shares of Common Stock duly subscribed for and furnish a list of all such information to the Company.

(b)	As soon as reasonably practical following the Expiration Time, you shall calculate the number of shares of Common Stock to which each subscriber is entitled pursuant to such subscriber’s Over-Subscription Privilege. The Over-Subscription Privilege may only be exercised by holders who fully exercise their Basic Subscription Privilege. The maximum amount of shares of Common Stock available pursuant to the Over-Subscription Privilege shall equal the number of shares of Common Stock that have not been subscribed and paid for pursuant to the Over-Subscription Privilege, it being understood that Tontine Capital Partners, L.P. (“Tontine”) is required to exercise its Basic Subscription Privilege pursuant to a Standby Purchase Agreement entered into with the Company (the “Unsubscribed Shares”). If there are sufficient Unsubscribed Shares at the Expiration Time to satisfy all subscriptions of record holders exercising their Rights under the Over-Subscription Privilege, each holder shall be allotted the number of Unsubscribed Shares, at the Subscription Price, having a value equal to the amount subscribed for. If there is an insufficient number of Unsubscribed Shares at the Expiration Time after record holders have exercised Rights under their Basic Subscription Privilege to satisfy all subscriptions of record holders exercising their Rights under the Over-Subscription Privilege, you will allocate the Unsubscribed Shares among the record holders who exercised their Over-Subscription Privilege as follows:
(i)	To the extent the aggregate Subscription Price of the maximum number of shares of Common Stock available to a record holder pursuant to its Oversubscription Privilege is less than the amount that such record holder actually paid in connection with the exercise of its Over-Subscription Privilege, such record holder will be allocated a number of Unsubscribed Shares equal to the product of (A) the total number of Unsubscribed Shares, multiplied by (B) a fraction, the dominator of which is (x) the number of Rights distributed to such record holder and the denominator of which is (y) 61,266,314 multiplied by (C) 0.50.

(ii)	To the extent the amount that a record holder actually paid in connection with the exercise of its Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of shares of Common Stock available to such record holder pursuant to its Oversubscription Privilege, such record holder will be allocated the full number of Unsubscribed Shares for which the subscriber paid.
Any fractional shares of Common Stock to which persons exercising their Over-Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded down to the next whole share of Common Stock.
(c)	Upon calculating the number of shares of Common Stock to which each subscriber is entitled pursuant to the Over-Subscription Privilege and the amount overpaid, if any, by each subscriber, you shall, as soon as practicable, furnish a list of all such information to the Company.

(d)	Upon calculating the number of Unsubscribed Shares to which each subscriber is entitled pursuant to the Over-Subscription Privilege and assuming payment for the Unsubscribed Shares subscribed for has been delivered, you shall mail, as contemplated in subparagraph (a) above, the certificates representing the Unsubscribed Shares allotted to such subscriber. If a lesser number of Unsubscribed Shares is allotted to a subscriber under the Over-Subscription Privilege than the subscriber has tendered payment for, you shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the Unsubscribed Shares allotted pursuant to the Over-Subscription Privilege are mailed.

(e)	Funds received by you pursuant to the Rights Offering shall be held by you in a segregated account. Upon mailing of certificates representing the shares of Common Stock subscribed, or upon the earlier request of the Company following the Expiration Time, you shall promptly remit to the Company all funds received in payment of the Subscription Price for shares sold in the Rights Offering.
5.	Defective Exercise of Rights; Lost Rights Certificates — The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Rights Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Rights Certificates with the defects or irregularities which have not been cured or waived, to the holder of the Rights. If any Rights Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed for lost stock certificates representing Common Stock you use in your capacity as transfer agent for the Common Stock.
6.	Late Delivery — If, prior the Expiration Time you receive (i) payment in full of the Subscription Price for the shares of Common Stock being subscribed for and (ii) a guarantee notice substantially in the form of the Notice of Guaranteed Delivery delivered with the Rights Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of the National Association of Securities Dealers, Inc. stating the certificate number of the Rights Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Rights Certificate held by such exercising subscriber, the number of shares of Common Stock being subscribed for pursuant to the Rights and guaranteeing the delivery to you of the Rights Certificate evidencing such Rights within three NASDAQ Global Market (“NGM”) trading days following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Rights Certificate was not delivered to you prior to the Expiration Time, provided that within three NGM trading days following the date of the Notice of Guaranteed Delivery you receive the properly completed Rights Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

7.	Delivery — You shall deliver to the Company the exercised Rights Certificates in accordance with written directions received from the Company and you shall deliver to the subscribers who have duly exercised Rights, to their registered addresses, certificates representing the securities subscribed for as instructed on the reverse side of the Rights Certificates.
8.	Reports — You shall notify the Company by telephone on or before the close of business on each business day during the period commencing on the first Friday after the mailing of the Rights and ending at the Expiration Time (and in the case of guaranteed deliveries ending three NGM trading days after the Expiration Time, for the three days after the Expiration Time) (a “Daily Notice”), which notice shall thereafter be confirmed in writing, of (a) the number of Rights exercised on the day covered by such daily notice, (b) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (c) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (d) the cumulative total of the information set forth in clauses (a) through (d) above. At or before 5:00 p.m., New York City time, on the first NGM trading day following the Expiration Time you shall certify in writing to the Company the cumulative total through the Expiration Time of all the information set forth in clauses (a) through (c) above. At or before 10:00 a.m., New York City time, on the fifth NGM trading day following the Expiration Time you will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Rights Certificates have been timely received. You shall also maintain and update a listing of holders who have fully or partially exercised their Rights, and holders who have not exercised their Rights. You shall provide the Company or its designees with such information compiled by you pursuant to this paragraph 8 upon any request by the Company or its designees.
9.	Future Instructions — With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:
     Barbara A. Hatcher — Executive Vice President and General Counsel
     Brad S. Kalter — Deputy General Counsel and Corporate Secretary
10.	Payment of Expenses — The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder in the amount of $50,000, plus your reasonable out-of-pocket expenses (excluding expenses, including postage, related to printing and mailing the Subscription Documents) that do not exceed $1,000 in the aggregate. The Company will pay an additional fee equal to one-third of this Subscription Agent fee for any extension of the Offering, plus any out-of-pocket expenses associated with such extension.
11.	Counsel — You may consult with counsel satisfactory to you, who also may be counsel to the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel. Except with regard to the provision of paragraph 12 herein, the Company shall only be responsible for the payment of fees for Jones Day, the Company’s counsel.
12.	Indemnification — The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject to, or arising from or out of, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own gross negligence, misconduct or bad faith or that of any affiliates or directors, officers, employees, attorneys and agents used by you in connection with performance of your duties as Subscription Agent pursuant hereto.
13.	Notices — Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, and shall be deemed received upon receipt if delivered by hand or telecopy, or three business days after deposit in the U.S. mail if delivered by U.S. mail and shall be addressed as follows:
(a)	If to the Company, to:
Exide Technologies
13000 Deerfield Parkway
Building 200
Alpharetta, GA 30004
Attention: Barbara A. Hatcher, General Counsel
Telephone: (678) 566-9000
Telecopy: (678) 566-9229
(b)	If to you, to:
American Stock Transfer & Trust Company
59 Maiden Lane
New York, N.Y. 10038
Attention: George Karfunkel
Telephone: (718) 921-8200
Telecopy: (718) 236-4588
14.	Miscellaneous
(a)	If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the full extent permitted by applicable law.

(b)	In the event that any claim of inconsistency between this Agreement and the terms of the Rights Offering arise, as they may from time to time be amended, the terms of the Rights Offering shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of you as Subscription Agent, which shall be controlled by the terms of this Agreement.

(c)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws rules or principles, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that this Agreement may not be assigned by any party without the prior written consent of all other parties.

(d)	No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

(e)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(Signature Page Follows)

     Please acknowledge receipt of this letter and confirm your agreement concerning your appointment as Subscription Agent, and the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement between us.

Yours truly, EXIDE TECHNOLOGIES
By:	/s/ Brad S. Kalter
Name:	Brad S. Kalter
Title:	Deputy General Counsel and Corporate Secretary

Agreed & Accepted:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Isaac Freilich

Name:	Isaac Freilich
Title:	Vice President

Fee Schedule
Flat fee of $50,000
Plus reasonable out-of-pocket expenses not to exceed $1,000 in the aggregate.